Exhibit 99.1

     NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386 USA
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor III, CEO

Timothy Clayton, CFO

HEI, INC. ANNOUNCES $3.4 MILLION EQUITY FINANCING

MINNEAPOLIS, May 10, 2005 — HEI, Inc. (Nasdaq: HEII, www.heii.com) today announced that it has raised $3.4 million in gross proceeds through the sale of 130,538 shares of convertible preferred stock in a private placement to a group of institutional and accredited investors. Each share of preferred stock is convertible into ten shares of HEI common stock, which in the aggregate would represent an additional 1,305,380 shares of common stock. The purchase price of the preferred stock was $26.00 per share. Think Equity served as the financial advisor to the Company in this offering.

In connection with the financing, HEI also issued to the investors five-year warrants to purchase up to 522,152 shares of common stock at an exercise price of $3.05 per share. If the warrant holders exercise the warrants in full the Company would receive an additional approximately $1.6 million in cash proceeds. There are no dividend, coupon or redemption rights associated with the preferred stock; however the preferred stock includes a liquidation preference. The Company has agreed to register for resale by the investors the common stock issuable upon conversion of the preferred stock. The preferred stock will not be separately registered or listed on NASDAQ.

“This equity infusion represents an opportunity to strengthen our cash position and provide working capital to continue the aggressive pursuit of our sales and profit goals,” said Mack V. Traynor, president and chief executive officer of HEI. “This additional growth capital will enable us to attract new customers, expand relationships with existing customers and invest in capital equipment to enhance our manufacturing capabilities.”

     ABOUT HEI

     HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for original equipment manufacturers engaged in the medical equipment and medical device, hearing, communications and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturable product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Operations	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
Advanced Medical Operations	4801 North 63rd Street, Boulder, CO 80301
High Density Interconnect Operations	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Operations	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the use of proceeds from the offering; the amount of additional cash that would be paid upon exercise of the warrants; implementation of business strategies; HEI’s ability to attract new customers and expand relationships with existing customers; and HEI’s objectives, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, HEI’s ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Operations, collection of outstanding debt, HEI’s ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI’s SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances or subsequent actual results.

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